4
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001199306
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Cytyc Corporation
  0000849778
  <IRS-NUMBER>02-0407755
</SUBJECT-COMPANY>
<PERIOD>03/12/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Richo, Anna
   85 Swanson Road


   Boxborough, MA  01719
2. Issuer Name and Ticker or Trading Symbol
   Cytyc Corporation (CYTC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   3/12/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Director Deferred Compensation                 03/12/03       A         90                                (1)
Phantom Stock Units

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Director Deferred Compensation 03/12/03  Common Stock                   90            $11.1000    11,433        D   Direct
Phantom Stock Units

Explanation of Responses:

(1)
The Director Deferred Compensation "Phantom Stock" Units are accrued under the Issuer's Director Payment Method Plan and exempt from
 Section 16 pursuant to Rule 16b-3 and are to be settled 100% in the Issuer's Common Stock upon the reporting person's retirement fr om the Issuer's Board of Directors.
-



By Phyllis C. Howard, Attorney-in-Fact, pursuant to Power of Attorney previously filed with SEC valid through member's tenure as a member of the Board of Directors.

SIGNATURE OF REPORTING PERSON
/S/ By: Phyllis C. Howard, Attorney-in-Fact
    For: Anna Richo
DATE 03/13/03